Exhibit 99.1

Bristol West Announces Election of Allan W. Ditchfield to its Board of Directors

PR Newswire -- November 8, 2006

DAVIE, Fla., Nov. 8 /PRNewswire-FirstCall/ -- Bristol West Holdings, Inc. (NYSE: BRW) today announced that, at a meeting held on November 8, 2006, its Board of Directors elected Allan W. Ditchfield to serve as a member of the Board.

The addition of Mr. Ditchfield brings the membership of Bristol West’s Board of Directors to eleven. At its meeting on November 8, 2006, the Board of Directors affirmatively determined that Mr. Ditchfield was an independent director using the independence definition and procedures set forth in the corporate governance standards of the New York Stock Exchange and in Bristol West’s Corporate Governance Guidelines, a copy of which is posted on Bristol West’s investor relations website at http://www.bristolwest.com/investor under the “Corporate Governance” tab.

James R. Fisher, Bristol West’s Executive Chairman, said, “Given our focus on delivering cutting-edge technology to our producers, Allan’s success in leading critical systems efforts for insurance companies and other leading corporations make him a natural fit for our Board of Directors. His guidance will be invaluable to the Board and to management.”

Mr. Ditchfield, 68, is an independent systems consultant. Prior to his consulting work, Mr. Ditchfield held key corporate positions as chief information officer in the insurance, communications, and process control industries. From 1993 to 1999, he served as Senior Vice President-Information Services of The Progressive Corporation, a property-casualty insurance company. From 1991 to 1993, he served as Senior Vice President-Information Services of Progressive Casualty Insurance Company, the principal subsidiary of The Progressive Corporation. From 1988 to 1991, he was Senior Vice President of Systems Engineering at MCI Telecommunications Corporation. Before joining MCI in 1986, he was corporate director of planning and controls for AT&T Information Systems, AT&T’s information subsidiary. In 1972, he joined The Foxboro Company, where he served as Director of Information Systems. Mr. Ditchfield began his career in 1966 with the IBM Corporation, where he served as a systems engineer and in several marketing positions. He also served for two years in the United States Navy. Mr. Ditchfield graduated from Northeastern University with a Bachelor of Science degree in Business Management. He currently serves as Director of the National Council at Northeastern University and a member of the Board of Cape & Island Community Public Radio.

About Bristol West

Bristol West Holdings, Inc. began its operations in 1973, and provides private passenger automobile insurance exclusively through agents and brokers in 21 states. Bristol West is traded on the New York Stock Exchange under the symbol, BRW.

For more information about Bristol West, please visit our website, http://www.bristolwest.com.

SOURCE  Bristol West Holdings, Inc.
          -0-                                                  11/08/2006
          /CONTACT:  Craig Eisenacher of Bristol West Holdings, Inc., +1-954-316-5192/
          /Web site:  http://www.bristolwest.com /
          (BRW)